Exhibit 10.1

AMENDMENT NO. 1
TO
EXPRESS, INC. 2010 INCENTIVE COMPENSATION PLAN

The Express, Inc. 2010 Incentive Compensation Plan is hereby amended effective May 10, 2011 as follows (the "Plan"):

Section 14.4 of the Plan is hereby amended and restated as follows:

“14.4    Withholding of Taxes. The Company shall have the right to deduct from any payment to be made pursuant to the Plan, or to otherwise require, prior to the issuance or delivery of shares of Common Stock or the payment of any cash hereunder, payment by the Participant of, any federal, state or local taxes required by law to be withheld. Upon the vesting of Restricted Stock (or other Award that is taxable upon vesting), or upon making an election under Section 83(b) of the Code, a Participant shall pay all required withholding to the Company. Any statutorily required withholding obligation with regard to any Participant may be satisfied, subject to the consent of the Committee, by reducing the number of shares of Common Stock otherwise deliverable or by delivering shares of Common Stock already owned.”

IN WITNESS WHEREOF, and as evidence of the adoption of Amendment No. 1 set forth herein, the Board of Directors of Express, Inc. has caused this Amendment to be executed this 10th day of May, 2011.

EXPRESS, INC.

By: /s/ Matthew C. Moellering
Name: Matthew C. Moellering
Title: Chief Administrative Officer